                                                                    EXHIBIT 12.1
                                                      CONTINENTAL AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                      NINE
                                                     MONTHS
                                                     ENDED
                                                  SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                  -------------   ----------------------------------------------------------
                                                      2003         2002         2001         2000         1999         1998
                                                  -------------   ------       ------       ------       ------       ------
Earnings:
     Earnings (Loss) Before Income
         Taxes and Minority Interest                   106         (631)        (130)         560          798          622
     Less:
         Undistributed Earnings (Losses)
         of Equity Investees                            10            8            -            -           (3)           -
     Plus:
         Interest Expense                              296          372          311          253          233          198
         Capitalized Interest                          (19)         (36)         (57)         (57)         (55)         (55)
         Amortization of Capitalized Interest           29           35           28           21           16            6
         Portion of Rent Expense
         Representative of Interest
         Expense                                       628          852          834          778          714          461
                                                     -----        -----        -----        -----        -----        -----
                                                     1,030          584          986        1,555        1,709        1,232
                                                     -----        -----        -----        -----        -----        -----
Fixed Charges:
         Interest Expense                              296          372          311          253          233          198
         Portion of Rent Expense
          Representative of Interest
          Expense                                      628          852          834          778          714          461
                                                     -----        -----        -----        -----        -----        -----
Total Fixed Charges                                    924        1,224        1,145        1,031          947          659
                                                     -----        -----        -----        -----        -----        -----

Coverage Adequacy (Deficiency)                         106         (640)        (159)         524          762          573
                                                     =====        =====        =====        =====        =====        =====

Coverage Ratio                                        1.11           NA           NA         1.51         1.80         1.87
                                                     =====        =====        =====        =====        =====        =====